Exhibit 99.1
Filed by Brocade Communications Systems, Inc.
Pursuant to Rule 425 Under the Securities Act of 1933
And Deemed Filed pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Foundry Networks, Inc.
Commission File: 000-26689
Brocade Announces Senior Notes Offering
SAN JOSE, Calif., Oct. 15 /PRNewswire-FirstCall/ — Brocade(R) (Nasdaq: BRCD) announced today that, in connection with its proposed acquisition of Foundry Networks (R), Inc., it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, an unregistered offering of $400,000,000 aggregate principal amount of Senior Notes due 2014.
The net proceeds from the proposed offering, together with cash on hand and borrowings under Brocade’s new credit facility, will be used to finance the acquisition of Foundry Networks(R), and pay related fees and expenses.
The notes for the proposed offering have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.